Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE PAYMENT AND PERFORMANCE OF THE OBLIGATIONS EVIDENCED BY THIS NOTE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN GUARANTEE, DATED ON OR ABOUT THE DATE HEREOF, BY AND AMONG THE HONGKONG AND SHANGHAI BANKING CORPORATION (“HSBC”) AND THE COMPANY, WHICH CONTAINS PROVISIONS RESTRICTING, AMONG OTHER THINGS, CERTAIN PAYMENTS AND THE EXERCISE OF CERTAIN RIGHTS AND REMEDIES, AND ARE ALSO SUBJECT TO PRIORITY CLAIMS ON SUCH ASSETS HELD BY THE HOLDERS OF THE INDEBTEDNESS SET FORTH ON SCHEDULE A HERETO.

8% SENIOR SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

Perfect Moment Ltd.

DUE March 15, 2022

Original Issue Date: March 15, 2021	US$«AMT_Num»

This Senior Subordinated Secured Convertible Promissory Note, one of a series of duly authorized and issued senior subordinated secured convertible promissory notes of Perfect Moment Ltd., a Delaware corporation (the “Company”), designated its 8% Senior Subordinated Secured Convertible Promissory Notes (the “Notes”), is issued to «NAME_OF_INVESTOR» (together with its permitted successors and assigns, the “Holder”) in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to that certain Securities Purchase Agreement relating to the Notes (the “Purchase Agreement”), by and among the Company, the Holder and certain other holders of Notes (collectively with the Holder, the “Holders”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. “Dollar” and “$” mean the lawful currency of the United States of America.

Article I.

Section 1.01 Principal and Interest. (a) FOR VALUE RECEIVED, the Company hereby promises to pay to the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of «AMT_Alpha» Dollars ($«AMT_Num») on March 15, 2022 (the “Maturity Date”).

(b) The Company further promises to pay interest in cash on the unpaid principal amount of this Note at a rate per annum equal to eight percent (8%), commencing to accrue on the date hereof and payable on the Maturity Date or earlier prepayment or conversion as provided herein. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

(c) The Company may not prepay all or any portion of the principal amount of this Note.

Section 1.02 Absolute Obligation; Ranking. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest (and liquidated damages, if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Notes now or hereinafter issued pursuant to the Purchase Agreement.

Section 1.03 Mandatory Conversion. (a) Upon the closing of a Qualified IPO (as defined below), all of the outstanding principal amount of this Note, together with all accrued but unpaid interest on this Note, shall automatically, without the necessity of any action by the Holder or the Company, be converted into shares of Common Stock of the Company (such shares of Common Stock issued upon conversion of the Notes, the “Conversion Shares”), at a conversion price equal to 80% of the offering price to the public in the Qualified IPO (the “Conversion Price”). Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, a lock-up agreement, if required by the managing underwriter for the Qualified IPO, provided that such lock-up agreement is on substantially the same terms as those entered into by beneficial owners of Common Stock similarly situated to the Holder.

(b) “Qualified IPO” shall mean a firm commitment underwritten public offering by the Company of shares of its Common Stock with aggregate gross proceeds (before deducting underwriting discounts, fees and expenses) of at least $8,000,000 and simultaneous listing of the Common Stock on the New York Stock Exchange, NYSE American or The Nasdaq Stock Market (such exchange on which the Common Stock is listed, the “Exchange”).

(c) No fraction of shares or scrip representing fractions of shares will be issued on conversion. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d) The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date on which the Qualified IPO closes. The number of Conversion Shares issuable upon conversion of this Note shall be equal to the quotient obtained by dividing (x) the outstanding principal amount of this Note and accrued but unpaid interest hereon on the Conversion Date by (y) the Conversion Price. The calculation by the Company of the number of Conversion Shares to be received by the Holder upon conversion hereof, and of the applicable Conversion Price, shall be conclusive absent manifest error.

Section 1.04 Maximum Conversion. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof to the extent (but only to the extent) that such conversion would cause the Holder and its affiliates (if they are not, prior to such conversion, already beneficial owners of greater than 9.99% (the “Maximum Percentage”) of the Company’s outstanding Common Stock) to beneficially own in excess of the Maximum Percentage of the Company’s outstanding Common Stock; provided, however, that the Holder may reduce the Maximum Percentage or waive the limitation imposed by this subsection, and/or increase the Maximum Percentage to some other amount, upon at least sixty-one (61) days written notice to the Company prior to the Conversion Date. For the purposes of this Section, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor Holder of this Note.

Section 1.05 Mechanics of Conversion.

(a) Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days (as defined below) after the Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. “Trading Day” means a day on which the Exchange is open for business. The Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(b) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. The Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 130% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 1.05(a) by the fifth (5th) Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the seventh (7th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such fifth (4th) Trading Day until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2.01(b) hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date, and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder), if any, the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual per share sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(d) Duly Authorized, etc.. The Company covenants that all Conversion Shares that shall be issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for processing of any conversion and any fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Conversion Shares.

Section 1.06 Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar for the Notes. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) Business Days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.07 Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 1.08 Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

Section 1.09 Reliance on Note Register. Prior to due presentment to the Company for transfer or conversion of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.10 Security; Other Rights. The obligations of the Company to the Holder under this Note are secured pursuant to the Security Agreement.

Article II.

Section 2.01 Events of Default. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a) failure by the Company to pay any principal amount or interest due hereunder within five (5) Business Days of the date such payment is due;

(b) failure by the Company to issue and deliver, or cause it’s transfer agent to issue and deliver, to the Holder the number of Conversion Shares (if any) issuable to the Holder as a result of the conversion of this Note within five (5) Trading Days after the Conversion Date, or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof;

(c) any event of default by the Company under the Security Agreement shall have occurred and be continuing beyond all grace and/or cure periods, or the Security Agreement shall fail to remain in full force and effect prior to payment in full of all amounts payable under this Note, or any action shall be taken by the Company to discontinue the Security Agreement or to assert the invalidity thereof prior to payment in full of all amounts payable under this Note;

(d) the Company shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(e) any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(d) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(f) default shall occur with respect to any indebtedness for borrowed money of the Company (including, without limitation, any other Note(s)) or under any agreement under which such indebtedness has been or may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $100,000, or such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; provided, however, that any default existing on the date hereof with respect to any indebtedness existing on the date hereof and set forth in Schedule A attached hereto, which default has been waived in writing by the lender, shall not be deemed to be an Event of Default hereunder;

(g) default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $250,000;

(h) final judgment for the payment of money in excess of $250,000 shall be rendered against the Company and the same shall remain undischarged for a period of twenty (20) Business Days during which execution shall not be effectively stayed;

(i) the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 40% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

(j) any representation or warranty made by the Company to the Holder in writing in connection with this Note or any of the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made; or

(k) any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note, the Purchase Agreement or any other Transaction Document and, if such default is capable of being cured, such default is not cured by the Company within fifteen (15) days after receipt of written notice thereof.

Section 2.02 If any Event of Default specified in Section 2.01(d) or Section 2.01(e) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration, shall become, at the Majority Holders’ election, immediately due and payable in cash. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, interest on this Note shall begin to accrue at the rate of interest specified in Section 1.01(b) PLUS five percent (5%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Majority Holders at any time prior to payment hereunder, and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. “Majority Holders” means at any time a Holder or Holders then holding in excess of 50% of the then aggregate unpaid principal amount of the Notes.

Article III.

Section 3.01 Negative Covenants. So long as this Note shall remain in effect and until any outstanding principal and interest (and liquidated damages, if any) and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full, unless the Majority Holders shall otherwise consent in writing, the Company shall not:

(a) Senior or Pari Passu Indebtedness. Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, except for (i) indebtedness created as a result of the issuance of other Notes up to a maximum original principal amount (including this Note) of $6,300,000, (ii) indebtedness existing on the date hereof, which outstanding principal amount may be increased from time to time to not more than $5,000,000 (the “Indebtedness Cap”) in the aggregate and set forth in Schedule A attached hereto and only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Purchase Agreement on the Original Issue Date, (iii) indebtedness that refinances any of the indebtedness referenced in Schedule A as long as any such refinance does not result in the Indebtedness Cap being exceeded, (iv) indebtedness secured by a lien described in paragraph (viii) in the definition of “Permitted Liens” in the Security Agreement in an aggregate amount outstanding not to exceed $100,000, (v) indebtedness created as a result of a subsequent financing if the gross proceeds to the Company of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing and (vi) trade payables and deferred employment compensation created in the ordinary course of business;

(b) Liens. Create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of the Company) now owned or hereafter acquired by the Company or on any income or revenues or rights in respect of any thereof, except Permitted Liens (as defined in the Security Agreement);

(c) Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities (other than shares of Common Stock of the Company in connection with a stock dividend, stock split or other recapitalization) or a combination thereof (other than a reverse stock split of the Common Stock of the Company), with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose except as permitted under subsection (d) below;

(d) Stock Repurchases. Repay, repurchase, redeem or offer to repay, repurchase, redeem or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Conversion Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Note;

(e) Certain Payments and Prepayments.

(i) Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii) Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than for indebtedness existing on the date hereof and set forth in Schedule A attached hereto, and indebtedness under this Note or the Purchase Agreement;

(f) Amendments to Constitutive Documents. Amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; or

(g) Other. Enter into any agreement or understanding with respect to any of the foregoing.

Article IV.

Section 4.01 Notices. Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:	At the address set forth in the Purchase Agreement

If to the Holder:	At the address set forth in the Purchase Agreement

Section 4.02 Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding; provided, however, that any suit seeking enforcement or collection of this Note may be brought, at the Holder’s option, in the courts of any other jurisdiction where the Holder elects to bring such action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 4.03 Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

Section 4.04 Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 4.05 Return of this Note. This Note for which the full amount hereunder shall have been paid in cash in accordance herewith or upon the conversion of this Note as contemplated by Section 1.03 hereof shall promptly be surrendered to or as directed by the Company.

Section 4.06 Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 4.07 Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.08 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note

Section 4.09 Entire Agreement and Amendments. This Note, together with the Purchase Agreement and the other Transaction Documents, represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the parties hereto.

Section 4.10 Transfer. This Note shall not be transferred or assigned by the Holder except in accordance with the provisions of the Purchase Agreement.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

PERFECT MOMENT LTD.

By:
Name:
Title:

SCHEDULE A

SENIOR AND PARI PASSU INDEBTEDNESS

1.	Indebtedness and any other obligations arising under that certain Invoicing Discounting/Factoring Agreement referenced in that certain letter agreement, dated October 27, 2020, by and between HSBC and Perfect Moment Asia Limited, as the same may be amended, restated, supplement and modified from time to time (the “HSBC Loan Agreement”). As of the date hereof, the aggregate principal and interest outstanding under the HSBC Loan Agreement is $394,311.73.

2.	Indebtedness and any other obligations arising under that certain Agency Recourse Factoring Agreement, with a commencement date of December 15, 2020, by and between Bibby Commercial Finance Limited and Perfect Moment (UK) Limited, as the same may be amended, restated, supplement and modified from time to time (the “Bibby Loan Agreement”). As of the date hereof, the aggregate principal and interest outstanding under the Bibby Loan Agreement is $188.41.

Schedule A-1